Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

At the Company:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY REPORTS 4TH QUARTER REVENUES

OF $13.8 MILLION, WITH NET LOSS OF 84 CENTS PER SHARE

Investor Conference Call Today, Wednesday, March 7th, at 5:00PM (Eastern)

WALLINGFORD, CT, March 7, 2007 – Distributed Energy Systems Corp. (NASDAQ: DESC), which creates and delivers products and solutions for the decentralized energy marketplace today reported financial results for the fourth quarter and full year of 2006.

For the fourth quarter ended December 31, 2006, revenues increased to $13.8 million from $11.0 million in the same period of 2005. The net loss for the fourth quarter was $33.2 million, or $0.84 per share, which includes approximately $25.6 million, or $0.65 per share in non-cash goodwill and intangible asset impairment charges, compared with a net loss of $3.4 million, or $0.09 per share in 2005. For the full year 2006, Distributed Energy revenues were $45.6 million, up from $45.0 million during 2005. The company’s 2006 net loss was $53.4 million, or $1.38 per share, including $25.6 million or $0.66 per share in goodwill and intangible asset charges, compared with a 2005 net loss of $16.2 million, or $0.45 per share.

The company previously announced the combination of two subsidiaries; Northern Power Systems and Proton Energy Systems, in an effort to streamline its operations, reduce costs, better position the company for improved growth and strengthen systems sales, engineering, production, service and technology development. This reorganization is estimated to result in savings of approximately $4-$5 million, on an annualized basis, beginning in the second quarter of 2007.

“The results for the fourth quarter and the full year were well below our expectations and were clearly unsatisfactory. We have taken strong and immediate actions to address the shortfall in both revenue and earnings, including executive management changes, revised sales and contract objectives to drive gross margin and top line growth, a more focused approach to our key markets and approximately a 20% workforce reduction in late January 2007. We believe these actions along with the previously announced reorganization, will help to streamline the Company’s operations, position us for stronger performance in 2007 and enable us to make increased progress toward our goal of reaching profitability,” said Ambrose L. Schwallie, Distributed Energy’s chief executive officer.

“We will now concentrate on leveraging our expertise in power generation for the oil and gas markets, commercial on-site hydrogen for power plants, hydrogen electrolysis development, larger-scale wind projects outside North America, and alternative energy projects. All of these are strong markets where our value added has been demonstrated,” Mr. Schwallie continued.

Mr. Schwallie noted the continuing interest and growing revenue potential for renewable, electrolytic hydrogen systems based on the company’s proprietary proton exchange membrane (PEM) technology. “Our (PEM) technology is state-of-the-art, and we achieved improved gross margins in the fourth quarter on our commercial and hydrogen technology businesses,” Mr. Schwallie stated.

The non-cash goodwill impairment of approximately $24.2 million was due to the company’s determination that the carrying value of its Northern Power subsidiary exceeded its fair value. Fair value is determined by several factors including projected revenues, gross margins and related operating cash flows. The company previously announced that it is combining the operations of its Proton and Northern subsidiaries into a single-company structure and operating under the Distributed Energy Systems Corp. name. As a result the company determined that the Northern trade name, valued at $1.4 million, had been fully impaired.

In reporting its results for the year, Distributed Energy also said that it expects PricewaterhouseCoopers LLP, its independent registered public accounting firm, to include a going concern explanatory paragraph in its audit report for 2006, due to the significant recurring losses and cash outflows from operations that raise substantial doubt about its ability to continue as a going concern. Management will continue to implement its plan to increase revenue, increase gross margin, reduce expenses, potentially sell assets, and may raise additional capital in order to increase its cash balance.

Conference Call Today

The company will host a conference call today, Wednesday, March 7th, at 5:00 P.M. Eastern time. Individuals wishing to participate in the conference call should dial (800) 901-5231, or for international calls (617) 786-2961. The call will also be broadcast live over the Internet and can be accessed by interested parties at www.investorcalendar.com or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com. For interested individuals unable to join the call or Web cast, a replay will be available through Wednesday, March 21st, 2007, by dialing (888) 286-8010 or for international calls (617) 801-6888, pass code 30051663, or on the company’s Web site.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. The company delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended September 30, 2006, and other filings Distributed Energy may make from time to time with the SEC.

Distributed Energy Systems Corp.

Financial Results

(Unaudited)

Income Statement Data:

	Quarter Ended December 31,
	2006	2005
Net revenue	$13,844,000	$11,000,000
Net cost of sales [1]	13,613,000	10,268,000

Gross Margin	231,000	732,000
Research and development [1]	840,000	259,000
Selling, general and administrative [1]	7,126,000	4,154,000
Goodwill and intangible impairment	25,641,000	—

Loss from operations	(33,376,000)	(3,681,000)
Interest income, net and other	217,000	238,000

Net loss [1]	$(33,159,000)	$(3,443,000)

Loss per share, basic and diluted [2]	$(0.84)	$(0.09)
Weighted average shares outstanding	39,296,214	36,948,177

1.	Total SFAS123(R) and non-cash stock compensation charges for the quarter ended December 31, 2006 were approximately $942,000 of which approximately $60,000 is included in cost of sales, $42,000 in research and development and $840,000 in selling, general and administrative expenses. Total non-cash stock compensation charges for the quarter ended December 31, 2005 were approximately $106,000 all of which were included in selling, general and administrative expenses.

2.	Includes SFAS123(R) and non-cash stock compensation charges of $0.02 per share for the quarter ended December 31, 2006 and non-cash compensation charges of less than $0.01 per share for the quarter ended December 31, 2005.

	Year Ended December 31,
	2006	2005
Net revenue	$45,648,000	$44,980,000
Net cost of sales [1]	44,376,000	40,876,000

Gross Margin	1,272,000	4,104,000
Research and development [1]	3,660,000	4,059,000
Selling, general and administrative [1]	26,335,000	16,930,000
Goodwill and intangible impairment	25,641,000	—

Loss from operations	(54,364,000)	(16,885,000)
Interest income, net and other	1,009,000	641,000

Net loss [1]	$(53,355,000)	$(16,244,000)

Loss per share, basic and diluted [2]	$(1.38)	$(0.45)
Weighted average shares outstanding	38,621,804	36,270,986

1.	Total SFAS123(R) and non-cash stock compensation charges for the year ended December 31, 2006 were approximately $5,384,000 of which approximately $270,000 is included in cost of sales, $201,000 in research and development and $4,913,000 in selling, general and administrative expenses. Total non-cash stock compensation charges for the year ended December 31, 2005 were approximately $551,000 all of which were included in selling, general and administrative expenses.

2.	Includes SFAS123(R) and non-cash stock compensation charges of $0.14 per share for the year ended December 31, 2006 and non-cash compensation charges of less than $0.02 per share for the year ended December 31, 2005.

Balance Sheet Data:

	December 31, 2006	December 31, 2005
Cash and marketable securities	$18,168,000	$40,666,000
Restricted cash (short and long term)	7,024,000	1,006,000
Deferred costs	256,000	4,255,000
Total assets	69,476,000	111,146,000
Deferred revenue	423,000	4,563,000
Total current liabilities	14,400,000	16,156,000
Total long-term liabilities	8,335,000	9,934,000
Total stockholders’ equity	46,740,000	85,056,000
Total liabilities and stockholders’ equity	69,476,000	111,146,000